Exhibit 1

The undersigned hereby agree that this Schedule 13D is filed on behalf of each of them.

Spence Limited, L.P.

Signature:	/s/ Hope Lundt
Name/Title:	By Hope Lundt, Investment Advisor
Date:	August 11, 2026

Hope Lundt

Signature:	/s/ Hope Lundt
Name/Title:	By Hope Lundt
Date:	August 11, 2026